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                                                                    Exhibit 99.1

                        Richard Szymanski (973) 808-7751

                        February 12, 2004

             PRIME HOSPITALITY CORP. REPORTS FOURTH QUARTER RESULTS

Fairfield, NJ - Prime Hospitality Corp. (NYSE:PDQ), a leading hotel owner, operator and franchisor, reported its results for the three months and year ended December 31, 2003.

Prime reported a net loss before asset transactions and other non-cash charges for the fourth quarter of 2003 of $1.3 million, or $.03 per share, compared to a loss of $2.8 million, or $.06 per share, for the fourth quarter of 2002. The fourth quarter of 2002 included a loss of $.04 per share from the funding of deficits on the hotels formerly leased from Hospitality Properties Trust ("HPT").

The total net loss, which included a non-cash valuation charge of $1.0 million, was $2.0 million, or $.05 per share, for the fourth quarter of 2003 compared to a loss of $2.9 million, or $.06 per share, in the fourth quarter of 2002.

"Our fourth quarter results reflected improved occupancy although rate levels still remain a challenge," said A.F. Petrocelli, chairman and CEO of Prime. "We are cautiously optimistic that corporate travel will rebound in 2004 enabling us to increase rates."

"Our new management agreement with HPT went into effect on January 1. We not only retained the 24 AmeriSuites but added 12 full-service hotels which we expect to convert to the Prime Hotel brand by June. With the one hotel currently open and two other hotels scheduled for conversion on March 1, we expect to have 15 Prime Hotels opened in 10 states by mid-year. We look forward to the new opportunities this presents for all our brands with these full-service hotels available for cross-selling, rewards redemptions and national sales contracts."

For the year ended December 31, 2003, we reported a net loss before asset transactions of $2.5 million, or $.06 per share, compared to net income before asset transactions of $5.8 million, or $.13 per share, for the comparable period in 2002. The total net loss, which includes lease termination charges, gains and losses from asset sales and debt retirements, and other non-cash charges for the year ended December 31, 2003 was $24.5 million, or $.55 per share, compared to a net loss of $3.9 million, or $.08 per share, for the comparable period in 2002.

Operating Results
-----------------

For the quarter, total revenues decreased by $3.0 million to $86.8 million. Revenue per available room ("REVPAR") at our comparable owned and leased hotels decreased by 1.6% in the fourth quarter of 2003 as compared to the fourth quarter of 2002. The results were affected by higher occupancies and a lower average daily rate ("ADR") due to softness in corporate travel. For the fourth quarter of 2003, occupancy increased by 1.8 percentage points to 56.8% and ADR decreased by 4.7% to $66.36. Gross operating profit margins at comparable owned and leased hotels declined by
3.9 percentage points due to the lower ADR.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") increased by $2.0 million to $11.9 million in the fourth quarter of 2003 due to the termination of the HPT lease. Interest expense declined by 9.0%, to $5.0 million, for the quarter ended December 31, 2003 primarily due to debt reductions.

System-Wide Performance
-----------------------

For the fourth quarter of 2003, we reported a 2.1% REVPAR decrease at our comparable AmeriSuites hotels, as occupancy increased by 0.8 percentage points to 57.2% and ADR decreased by 3.4% to $68.75. Increases were reported in Oklahoma City and Richmond while decreases were posted in Chicago, Charlotte, Denver and the Northeast.

For the fourth quarter of 2003, we reported a 1.1% REVPAR increase at our comparable Wellesley Inns & Suites hotels, as occupancy increased by 3.5 percentage points to 57.0% and ADR decreased by 5.2% to $55.97. The South Florida and Phoenix markets reported increases while revenues decreased in the Northeast.

Prime's upscale full-service hotels which are located in the Northeast, reported a 6.2% REVPAR decrease for the fourth quarter of 2003 as occupancy decreased by
0.6 percentage points to 62.3% and ADR decreased by 5.2% to $111.37. The full-service hotels were impacted by decreases in the suburban New York City market.

Hotel Developments
------------------

As of December 31, 2003, we had 148 AmeriSuites, 82 Wellesley Inns & Suites and one Prime Hotel in operation. Although we intend to expand our brands primarily through franchising, we will consider corporate development or acquisition opportunities in strategic markets.

In December 2003, we entered into a management agreement with HPT for 24 AmeriSuites hotels and 12 full-service hotels to be re-branded under our Prime Hotels & Resorts chain. The agreement became effective on January 1, 2004 for the AmeriSuites hotels and February 1, 2004 for the Prime Hotels & Resorts hotels. The term is 15 years and we have two renewal options of 15 years each.

Under the agreement, HPT will receive an owner's priority return of $26 million per year. This return is guaranteed by Prime under a limited guarantee which caps the maximum cash outlay by Prime over the life of the agreement at $30 million. Cash flow generated by the hotels in excess of $26 million per year will be split 50/50 between HPT and Prime with Prime's share counting as its royalty and management fee. Also, as part of the agreement, HPT will provide $25 million during the first two years to pay for re-branding and other capital improvements on the 36 hotels.

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The 12 full-service hotels are currently branded as Wyndham hotels and we expect the conversion to the Prime Hotels & Resorts brand will be completed by mid-year. We currently have one Prime Hotel open and on March 1, we will convert Radisson hotels in Fairfield, NJ and Secaucus, NJ to the Prime brand. We expect that by June 2004 we will have 15 Prime Hotels in 10 states encompassing almost 3,000 guestrooms.

Currently, we have three AmeriSuites under construction and a pipeline of 20 executed franchise agreements including five in the planning stage. There is also one franchised Wellesley Inn under conversion.

During the quarter, we continued our installation of high speed internet access in our AmeriSuites, Wellesley Inns & Suites and Prime Hotels and Resorts brands. This new amenity will be available on both a wired and wireless basis in all guest and meeting rooms and via wireless access in all common areas, including hotel lobbies, fitness centers, pool areas and restaurants. We have installed this feature in the majority of our hotels and expect the installations to be complete by the end of the first quarter of 2004.

Financial Condition
-------------------

As of December 31, 2003, we had $228.6 million in debt and $12.9 million in cash and cash equivalents. During the quarter, we reduced our debt balance by $15.0 million funded by operating cash flow and a federal income tax refund. Our debt to book capitalization percentage is 25.2%. Our debt to last twelve months EBITDA ratio is 3.8 times, and its EBITDA to interest is 3.0 times. Under our revolving credit facility, we are required to maintain a debt to EBITDA ratio of
4.25 times and an EBITDA to interest ratio of 2.50 times.

2004 Outlook
------------

Our current estimate is that REVPAR for comparable hotels will increase by 3% - 4% for the full year 2004 resulting in EBITDA in the range of $65 - $70 million and earnings per share before asset transactions in the $.05 - $.10 range. We estimate a loss for the first quarter of 2004 of $0.07 per share.

We currently expect capital expenditures to be approximately $20 million in 2004 with the majority to be spent on maintenance capital. Based on the EBITDA estimates and after deducting interest, taxes and maintenance capital expenditures, we would expect to generate approximately $25 million in free cash flow in 2004 before asset sales.

Prime Hospitality Corp., one of the nation's premiere lodging companies, owns, manages and franchises 260 hotels throughout North America. The Company owns and operates three proprietary brands that compete in different segments:
AmeriSuites(R) (all-suites), Wellesley Inns & Suites(R) (limited-service) and Prime Hotels & Resorts (full-service). Also within its portfolio are owned and/or managed hotels operated under franchise agreements with national hotel chains including Hilton, Radisson, Sheraton, Holiday Inn and Ramada. Prime can be accessed over the internet at www.primehospitality.com.

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Prime Hospitality Corp. will hold a conference call on February 12, 2004 at 9:30
a.m. EST to discuss our fourth quarter and year end results. Investors and members of the media may participate by calling 800-243-6403. A recording of the call will be available through February 26, 2004 by calling 800-839-6713 and using the conference ID# 6046668.

Statements in this press release, other than statements of historical information, may constitute forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "believe", "anticipate", "project", "expect", "intends", "may result", "will continue", and words of similar impact identify forward-looking statements. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. These risks include but are not limited to changes in economic conditions, supply and demand changes for hotel rooms, competition within the lodging industry, relationships with owners, franchisees and suppliers, the impact of government regulations, the availability of capital, the ability to attract and retain personnel and the impact of emerging technologies. Prime undertakes no obligation to update the information set forth herein. For further information regarding forward-looking statements and to some of the factors and uncertainties affecting us, please refer to the Company's filings with the Securities and Exchange Commission (SEC) copies of which are available from the SEC or may be obtained upon request from the Company.

                    Prime Hospitality Corp. and Subsidiaries
                   Condensed Consolidated Statements of Income
                                   (Unaudited)
            Three and Twelve Months ended December 31, 2003 and 2002
                   ($ in thousands, except per share amounts)

                                                  Three months ended         Twelve months ended
                                                     December 31,                 December 31,
                                                  2003          2002           2003           2002
                                                --------      --------      ---------      ---------
Revenues:
   Hotel revenues                               $ 81,756      $ 85,731      $ 359,454      $ 385,575
   Management, franchise and other fees            5,043         4,085         22,834         16,728
                                                --------      --------      ---------      ---------
       Total revenue                              86,799        89,816        382,288        402,303


Costs and expenses:
   Hotel operating expenses                       50,850        53,146        210,179        216,419
   Rent and other occupancy                       13,921        19,822         77,957         82,655
   Brand and administrative                       10,170         6,989         39,733         28,888
   Depreciation and amortization                   9,052        10,053         39,440         40,045
   Valuation reserve                               1,000          --            1,000           --
                                                --------      --------      ---------      ---------
       Total costs and expenses                   84,993        90,010        368,309        368,007

Operating income                                   1,806          (194)        13,979         34,296

   Investment income                                 104         1,043          1,078          2,863
   Interest expense                               (5,013)       (5,507)       (20,914)       (27,582)
   Equity in earnings from unconsolidated
      joint ventures                                  48          --              822           --
   Gain (loss) from asset transactions              (301)         (163)       (35,089)       (15,916)
                                                --------      --------      ---------      ---------

Income (loss) before income taxes                 (3,356)       (4,821)       (40,124)        (6,339)
Provision (benefit) for income taxes              (1,309)       (1,880)       (15,648)        (2,472)
                                                --------      --------      ---------      ---------

Net income (loss)                               $ (2,047)     $ (2,941)     $ (24,476)     $  (3,867)

Diluted income (loss) per common share:
    Income (loss) before asset transactions
       and valuation reserve                    $  (0.03)     $  (0.06)     $   (0.06)     $    0.13
    Income (loss) from asset transactions
       and valuation reserve                       (0.02)         --            (0.49)         (0.21)
                                                --------      --------      ---------      ---------
Net income (loss) per share                     $  (0.05)     $  (0.06)     $   (0.55)     $   (0.08)
                                                ========      ========      =========      =========


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                             Prime Hospitality Corp.
                            Balance Sheet Information
                                   (Unaudited)
                    (In Thousands, except per share amounts)



                                                           December 31,    December 31,
                                                               2003           2002
                                                            ----------     ----------
Cash and cash equivalents                                   $   12,901     $   25,850
Fixed assets                                                   925,380        958,517
Total assets                                                 1,006,388      1,119,649

Revolving credit facility                                       35,000         70,000
Other debt                                                     193,602        215,069
                                                            ----------     ----------
Total debt                                                     228,602        285,069

Stockholders' equity                                        $  680,454     $  706,676

Quarterly weighted average diluted shares outstanding           44,737         45,051
Book value per quarterly weighted average diluted share     $    15.21     $    15.69

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                             Prime Hospitality Corp.
                      Comparable Hotel Performance Summary
                                December 31, 2003


                                     Three Months Ended                          Year Ended
                                         December 31,                            December 31,
                               2003         2002       Variance        2003         2002       Variance
                             --------     --------     --------      --------     --------     --------
Owned and Leased Hotels:
               Occupancy        56.8%        55.0%      1.8 pts.       63.3%        59.7%       3.6 pts.
                     ADR     $ 66.36      $ 69.64         (4.7%)     $ 66.02      $ 72.28         (8.7%)
                  REVPAR     $ 37.69      $ 38.29         (1.6%)     $ 41.77      $ 43.18         (3.3%)

     System-Wide Hotels:
             AmeriSuites
               Occupancy        57.2%        56.4%      0.8 pts.        63.9%        62.2%      1.7 pts.
                     ADR     $ 68.75      $ 71.20         (3.4%)     $ 68.64      $ 73.74         (6.9%)
                  REVPAR     $ 39.32      $ 40.14         (2.1%)     $ 43.85      $ 45.87         (4.4%)

 Wellesley Inns & Suites
               Occupancy        57.0%        53.5%      3.5 pts.        62.7%        56.7%      6.0 pts.
                     ADR     $ 55.97      $ 59.02         (5.2%)     $ 55.71      $ 61.43         (9.3%)
                  REVPAR     $ 31.92      $ 31.56          1.1%      $ 34.93      $ 34.86          0.2%

     Full-Service Brands
               Occupancy        62.3%        62.9%    (0.6 pts.)        65.5%        65.0%      0.5 pts.
                     ADR     $111.37      $117.51         (5.2%)     $116.42      $122.44         (4.9%)
                  REVPAR     $ 69.34      $ 73.89         (6.2%)     $ 76.25      $ 79.54         (4.1%)


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                             Prime Hospitality Corp.
                                Hotel Statistics
                                January 31, 2004


                                              December 2003
                                             ---------------
                                              # of      # of
                                             Hotels    Rooms
                                             ------    -----
                              AmeriSuites
                             Owned/Leased      62      8,024
           (1) Managed-Cash Flow Interest      42      5,214
                                  Managed       8      1,077
                               Franchised      36      4,196
                                              ---     ------
                                    Total     148     18,511

                  Wellesley Inns & Suites
                             Owned/Leased      56      6,906
                                  Managed       6        668
                               Franchised      20      2,059
                                              ---     ------
                                    Total      82      9,633

               (2) Prime Hotels & Resorts
                             Owned/Leased       1        240
                                              ---     ------
                                    Total       1        240

               (2) Non-Proprietary Brands
                             Owned/Leased       5      1,020
         (1) Managed - Cash Flow Interest      12      2,321
                                  Managed      10      1,934
                            Joint Venture       2        665
                                              ---     ------
                                    Total      29      5,940

                          Total Portfolio
                             Owned/Leased     124     16,190
             Managed - Cash Flow Interest      54      7,535
                                  Managed      24      3,679
                               Franchised      56      6,255
                            Joint Venture       2        665
                                              ---     ------
                                    Total     260     34,324


Note:     1)   The managed-cash flow interest hotels we operate under management agreements where Prime guarantees a minimum level of cash flow and has a significant participation in cash flow above the minimum levels.

          2) The non-proprietary brand hotels include 2 owned hotels and 12 managed hotels to be converted to the Prime hotel brand.

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                             Prime Hospitality Corp.
         Supplemental Financial Information Reconciliation of Net Income
                                   (Unaudited)
            Three and Twelve Months Ended December 31, 2003 and 2002
                                ($ in thousands)


                                              Three Months Ended         Twelve Months Ended
                                                 December 31,                December 31,
                                              2003          2002          2003          2002
                                            --------      --------      --------      --------
Net income (loss)                           $ (2,047)     $ (2,941)     $(24,476)     $ (3,867)
Provision (benefit) for income taxes          (1,309)       (1,880)      (15,648)       (2,472)
Loss (gain) from asset transactions              301           163        35,089        15,916
Equity in earnings of unconsolidated
   joint ventures                                (48)         --            (822)         --
Interest expense                               5,013         5,507        20,914        27,582
Investment income                               (104)       (1,043)       (1,078)       (2,863)
Depreciation and amortization                  9,052        10,053        39,440        40,045
Valuation reserve                              1,000          --           1,000          --
                                            --------      --------      --------      --------
EBITDA                                      $ 11,858      $  9,859      $ 54,419      $ 74,341
                                            ========      ========      ========      ========